                                                                    EXHIBIT 2.07

[** Confidential treatment has been requested for certain provisions of this document, which information has been separately filed with the Commission and the appropriate Section marked with a [*].]



                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN



                             MIDBAR TECH (1998) LTD.



                                       AND



                             MACROVISION EUROPE LTD.






                                NOVEMBER 4, 2002

                                  CONFIDENTIAL

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----


1   PURCHASE AND SALE OF ASSETS...............................................1
    1.1   ASSETS TO BE TRANSFERRED............................................1
    1.2   EXCLUDED ASSETS.....................................................3

2   ASSUMPTION OF LIABILITIES.................................................4
    2.1   LIABILITIES TO BE ASSUMED...........................................4
    2.2   LIABILITIES NOT TO BE ASSUMED.......................................5

3   PURCHASE PRICE - PAYMENT..................................................6
    3.1   PURCHASE PRICE......................................................6
    3.2   PAYMENT OF PURCHASE PRICE...........................................7
    3.3   SALE OF THE AUDIO BUSINESS..........................................8

4   REPRESENTATIONS AND WARRANTIES OF SELLER..................................9
    4.1   CORPORATE...........................................................10
    4.2   AUTHORITY...........................................................10
    4.3   NO VIOLATION........................................................10
    4.4   FINANCIAL STATEMENTS................................................11
    4.5   TAX MATTERS.........................................................11
    4.6   ABSENCE OF CERTAIN CHANGES..........................................13
    4.7   ABSENCE OF UNDISCLOSED LIABILITIES..................................14
    4.8   NO LITIGATION.......................................................14
    4.9   COMPLIANCE WITH LAWS AND ORDERS.....................................14
    4.10  TITLE TO AND CONDITION OF PROPERTIES................................15
    4.11  INSURANCE...........................................................16
    4.13  LABOR MATTERS.......................................................18
    4.14  EMPLOYEE BENEFIT AND STOCK OPTION PLANS.............................19
    4.15  EMPLOYMENT COMPENSATION.............................................19
    4.16  TRADE RIGHTS........................................................20
    4.17  MAJOR CUSTOMERS AND SUPPLIERS.......................................21
    4.18  PRODUCT WARRANTY AND PRODUCT LIABILITY..............................22
    4.19  AFFILIATES' RELATIONSHIPS TO SELLER.................................22
    4.20  SHAREHOLDER LIST....................................................22
    4.21  ASSETS NECESSARY TO BUSINESS........................................22
    4.22  NO BROKERS OR FINDERS...............................................23
    4.23  DISCLOSURE..........................................................23

5   REPRESENTATIONS AND WARRANTIES OF BUYER...................................23
    5.1    CORPORATE..........................................................23
    5.2    AUTHORITY..........................................................23
    5.3    NO BROKERS OR FINDERS..............................................24
    5.4    LITIGATION.........................................................24
    5.5    DISCLOSURE.........................................................24

6   OTHER MATTERS.............................................................24
    6.1    ESCROW AGREEMENT...................................................24
    6.2    CONFIDENTIAL INFORMATION...........................................24
    6.3    USE OF SELLER'S NAME...............................................25
    6.4    SALES TAX MATTERS..................................................25
    6.5    NON-COMPETITION....................................................25
    6.6    ...................................................................25
    COVENANTS OF BUYER........................................................25

7   FURTHER COVENANTS OF SELLER...............................................26
    7.1    ACCESS TO INFORMATION AND RECORDS..................................26
    7.2    CONDUCT OF BUSINESS PENDING THE CLOSING............................26
    7.3    CHANGE OF CORPORATE NAME...........................................27
    7.4    EMPLOYEES..........................................................27
    7.5    CONSENTS...........................................................28
    7.7    OTHER ACTION.......................................................29
    7.8    DISCLOSURE.........................................................29
    7.9    USE OF PROCEEDS....................................................29

8   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS...............................29
    8.1    REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE............29
    8.2    COMPLIANCE WITH AGREEMENT..........................................30
    8.3    ABSENCE OF LITIGATION..............................................30
    8.4    CONSENTS AND APPROVALS.............................................30

9   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS..............................31
    9.1    REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE............31
    9.2    COMPLIANCE WITH AGREEMENT..........................................31
    9.3    ABSENCE OF LITIGATION..............................................31
    9.4    TAX RULING

10  INDEMNIFICATION...........................................................31
    10.1   BY SELLER..........................................................31
    10.2   BY BUYER...........................................................32
    10.3   INDEMNIFICATION OF THIRD-PARTY CLAIMS..............................32
    10.4   INDEMNIFICATION FOR REIMBURSEMENT THAT DOES NOT INVOLVE A
           THIRD PARTY CLAIM..................................................33
    10.5   PROCEDURE FOR INDEMNIFICATION......................................34
    10.6   NO WAIVER..........................................................34

11  CLOSING...................................................................34
    11.1   ITEMS TO BE DELIVERED BY SELLER....................................34
    11.2   ITEMS TO BE DELIVERED BY BUYER.....................................36

12  TERMINATION...............................................................38
    12.1   RIGHT OF TERMINATION WITHOUT BREACH................................38
    12.2   TERMINATION FOR BREACH.............................................38

13  MISCELLANEOUS.............................................................39
    13.1   DISCLOSURE SCHEDULE................................................39
    13.2   FURTHER ASSURANCE..................................................39
    13.3   DISCLOSURES AND ANNOUNCEMENTS......................................39
    13.4   ASSIGNMENT; PARTIES IN INTEREST....................................39
    13.5   EQUITABLE RELIEF...................................................40
    13.6   LAW GOVERNING AGREEMENT............................................40
    13.7   AMENDMENT AND MODIFICATION.........................................40
    13.8   NOTICE.............................................................40
    13.9   EXPENSES...........................................................41
    13.10  SEVERABILITY.......................................................42
    13.11  FORCE MAJEURE......................................................42
    13.12  ENTIRE AGREEMENT...................................................42
    13.13  COUNTERPARTS.......................................................43
    13.14  HEADINGS...........................................................43
    13.15  GLOSSARY OF TERMS..................................................43

DISCLOSURE SCHEDULE

Schedule 1.1(a)       -    Leased Real Property
Schedule 1.1(b)       -    Personal Property
Schedule 1.1(d)       -    Personal Property Leases
Schedule 1.1(f)       -    Assumed Contracts
Schedule 3.2(d)       -    Allocation of Purchase Price
Schedule 4.1(b)       -    Officers and Directors
Schedule 4.1(c)       -    Foreign Corporation Qualification
Schedule 4.1(d)       -    Subsidiaries
Schedule 4.3(b)       -    Government Consent
Schedule 4.3(c)       -    Violation, Conflict, Default
Schedule 4.4          -    Financial Statements
Schedule 4.6(c)       -    Increases in Compensation
Schedule 4.6(e)       -    Commitments Other than in the Ordinary Course
Schedule 4.6(h)       -    Indebtedness
Schedule 4.6(j)       -    Contract Amendments
Schedule 4.6(k)       -    Loans and Advances
Schedule 4.6(n)       -    Unusual Events
Schedule 4.7          -    Off-Balance Sheet Liabilities
Schedule 4.8          -    Litigation Matters
Schedule 4.9(a)       -    Orders
Schedule 4.9(b)       -    Licenses and Permits
Schedule 4.9(c)       -    Investment Center Approvals
Schedule 4.10(a)      -    Marketable Title
Schedule 4.10(b)      -    Condition of Properties
Schedule 4.10(c)      -    Condemnation and Expropriation
Schedule 4.11(a)      -    Insurance Policies
Schedule 4.11(b)      -    Insurance Claims
Schedule 4.12(a)      -    Real Property Leases
Schedule 4.12(b)      -    Personal Property Leases
Schedule 4.12(e)      -    Contracts for Services
Schedule 4.12(f)      -    Power of Attorney
Schedule 4.12(g)      -    Collective Bargaining Agreement
Schedule 4.12(h)      -    Loan Agreements
Schedule 4.12(i)      -    Guarantees
Schedule 4.12(k)      -    Burdensome or Restrictive Agreements
Schedule 4.12(l)      -    Material Contracts
Schedule 4.12(m)      -    Defaults
Schedule 4.13         -    Labor Matters
Schedule 4.14(a)      -    Employee Equity and Options
Schedule 4.15         -    Employment Compensation
Schedule 4.16(a)      -    Trade Rights List
Schedule 4.16(b)(i)   -    Proprietary Information and Confidentiality Agreement

Schedule 4.16(b)(ii)  -    Non-Disclosure Agreement
Schedule 4.16(c)      -    Interest in Trade Rights
Schedule 4.16(d)      -    Infringement
Schedule 4.16(e)      -    Licenses, Assignments and Third Party Compensation
Schedule 4.16(g)      -    Governmental Entity Grant
Schedule 4.17(a)      -    Major Customers
Schedule 4.17(b)      -    Dealers and Distributors
Schedule 4.18(a)      -    Product Warranty
Schedule 4.18(b)      -    Liability Claims
Schedule 4.19(a)      -    Contracts with Affiliates
Schedule 4.19(c)      -    Obligations of and to Affiliates
Schedule 4.20         -    Shareholder List
Schedule 4.22         -    Brokers or Finders
Schedule 7.4(a)       -    Transferred Employees

Exhibit A             -    Escrow Agreement
Exhibit B             -    Seller Non-Competition Agreement
Exhibit C             -    Opinion of Counsel of Seller
Exhibit D             -    Joint Defense Agreement
Exhibit E             -    Employee Waiver and Consent
Exhibit F             -    Bills of Sale

                            ASSET PURCHASE AGREEMENT


This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 4th day of November, 2002 (the "Effective Date"), by and between MACROVISION EUROPE LTD., a corporation organized under the laws of the United Kingdom ("Buyer"), having its principal place of business at Woodley House, Crockhamwell Road, Woodley, Reading, Berkshire, United Kingdom RG5 3JP, telephone number +44-118961111, facsimile number +44-1189691161, and MIDBAR TECH (1998) LTD., an Israeli corporation ("Seller"), having its principal place of business at 34 Kibbutz Galuyot Street, Tel Aviv, Israel 66550, telephone number +972-3-518-6666, fax number +972-3-518-6677.

                                    RECITALS

      A. Seller designs, develops, markets and licenses technological solutions that protect copyright material from unauthorized and illegal duplication and copyright infringement ("Seller's Business").

      B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller substantially all of the assets related to Seller's Business on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1     PURCHASE AND SALE OF ASSETS

1.1   ASSETS TO BE TRANSFERRED.

Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 11 hereof) Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear of any Liens (as defined in Section 4.10 hereof), all of the assets used to conduct the Seller's Business, including, without limitation, the property identified in Schedule 1.1 hereto, other than the Excluded Assets (as defined in Section 1.2 hereof) (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

(a) LEASED REAL PROPERTY. All of the leases of real property with respect to real property leased by Seller, including the leases (the "Real Property Leases") described on SCHEDULE 1.1(a) with respect to the real property described thereon (the "Leased Real Property").

(b) PERSONAL PROPERTY. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned, utilized or held for use by Seller on the Closing Date as set forth in SCHEDULE 1.1(b).

(c) INVENTORY. All inventories of raw materials, work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by Seller on the Closing Date, together with related packaging materials (collectively the "Inventory").

(d) PERSONAL PROPERTY Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Seller, including all such leases (the "Personal Property Leases") described in SCHEDULE 1.1(d).

(e) TRADE RIGHTS. All Seller's interest in any Trade Rights used in the Seller's Business, including, without limitation, those identified in
      Schedule 4.16(a). As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names (including without limitation the trade names "Cactus Data Shield", "CDS" and "BurnShield"), brand names, and domain names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all ideas and concepts conceived of or first reduced to practice by Employees of Seller; and (vii) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof. To the extent that the term "Trade Rights" includes patents, the term "Trade Rights" shall include any patents, patent applications, provisional patents, divisions, substitutions, continuations, continuations-in-part, modifications or improvements, or reissue applications, renewals, extensions, re-examinations or refilings of the application for said patents whether related thereto directly or through one or more intervening applications and to any patentable apparatus, method or design encompassed within the scope of the drawings or the claims of such patents. Without limiting the generality of the foregoing, the term "Trade Rights" includes the Midbar patents set out in
      SCHEDULE 4.16(a).

(f) ASSUMED CONTRACTS. All Seller's rights in, to and under all contracts (including sales contracts), purchase orders and sales orders (hereinafter "Contracts") of Seller as set forth in SCHEDULE 1.1(f), but no other Contracts. To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any material change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and Buyer undertakes to cooperate with Seller to allow the fulfillment of the Seller's Liabilities under any such Contract, as if such Contract had been assigned to Buyer, until such time as Seller completes its liquidation proceedings (which it intends to commence following the Closing), provided, however, that Buyer shall not bear any liability in excess of the liability that Buyer would have borne had Buyer assumed and taken assignment of such Contracts. If and to the extent that such arrangement cannot be made, any such Contract shall not be deemed to be a Purchased Asset hereunder.

(g) COMPUTER SOFTWARE. All computer Source Codes, programs and other software of Seller, including all machine-readable code, printed listings of code, documentation and related property and information of Seller. The term "Source Codes" means the form of software that is intelligible to trained programmers and is capable of being translated into object code form by means of a compiler. The term "object code" means the executable, machine-readable form of software.

(h) LITERATURE. All sales literature, promotional literature, catalogs and similar materials of Seller.

(i) RECORDS AND FILES. All existing records and files of Seller pertaining to the Seller's Business of every kind including, without limitation, invoices, customer and vendor lists and contracts, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Seller.

(j) LICENSES; PERMITS. All licenses, permits, approvals, certifications and listings of Seller necessary to operate Seller's Business.

(k)   CORPORATE NAME. The names "Midbar," "Midbar Tech Ltd.," "Midbar Tech
      (1998) Ltd." or any derivatives thereof and all rights to use or allow others to use such names.

(l) GENERAL INTANGIBLES. All prepaid items, all causes of action arising out of occurrences before or after the Closing, and other intangible rights and assets, including title to the goodwill of Seller's Business.

(m) EMPLOYMENT AGREEMENTS. Seller's employment agreements with Transferred Employees, as defined and set forth in Section 7.4(a).

(n) ACCOUNTS RECEIVABLE. Seller's accounts receivable attributable (in accordance with GAAP) to the period after the Closing Date with respect to the Purchased Assets. For the avoidance of doubt, any payments made to Seller that, in whole or in part, represent an advance payment with respect to the Purchased Assets attributabe (in accordance with GAAP) in whole or in part to the period after the Closing Date, shall be pro rated as of the Closing; and Seller shall account to Buyer for such pro rated amount at Closing.

1.2   EXCLUDED ASSETS.

The provisions of Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following assets of Seller (collectively the "Excluded Assets"):

(a) CASH AND CASH EQUIVALENTS. All cash, cash equivalents, accounts receivable in respect of the Seller's Business prior to the Closing Date and other current assets determined in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Any amounts attributable to such accounts receivable that are collected by the Buyer following the Closing Date, shall be delivered by Buyer to the Seller promptly following their collection.

(b) CONSIDERATION. The consideration delivered by Buyer to Seller pursuant to this Agreement.

(c) EMPLOYMENT AGREEMENTS. Seller's employment agreements with any and all Employees who are not Transferred Employees under Section 7.4(a).

(d) Tax Credits and Records. Income credits and tax refund claims and associated returns and records for the period ending on the Closing Date. Buyer shall have reasonable access to returns and records attributable to the Purchased Assets or Assumed Liabilities and may make excerpts therefrom and copies thereof.

(e) CORPORATE FRANCHISE. Seller's franchise to be a corporation, its certificate of incorporation, corporate seal, stock books, minute books and other corporate records. Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

(f) OBLIGATIONS OF AFFILIATES. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Seller. For purposes of this Agreement, an "Affiliate" of a specified person or entity shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified. For this purpose, "control" shall mean the possession of the direct or indirect power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(g) EMPLOYEE LOANS. All outstanding monetary loans between any existing or former employees of Seller and Seller.

(h) ENTERPRISE STATUS. The benefit of Seller's "approved enterprise" status with the Investment Center of the Israeli Ministry of Industry and Trade.

2     ASSUMPTION OF LIABILITIES

2.1   LIABILITIES TO BE ASSUMED.

As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities of Seller (collectively the "Assumed Liabilities"):

(a) CONTRACTUAL LIABILITIES. Seller's Liabilities arising or required to be performed from and after the Closing Date under and pursuant to all Contracts assumed by Buyer and described in any of SCHEDULES 1.1(a), 1.1(d), 1.1(f) or 1.1(m).

(b) LIABILITIES UNDER PERMITS AND LICENSES. Seller's Liabilities arising from and after the Closing Date under any permits or licenses assigned to Buyer at the Closing pursuant to Section 1.1(j).

(c) ACCOUNTS PAYABLE. Seller's accounts payable due from and after the Closing Date with respect to the Purchased Assets.

(d) PRODUCT WARRANTY. The Seller's existing product warranty obligations arising out of any assumed Contract.

2.2   LIABILITIES NOT TO BE ASSUMED.

Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Seller and all such Liabilities shall be and remain the responsibility of Seller (the "Retained Liabilities"). Without limiting the generality of the foregoing, Buyer is not assuming and Seller shall not be deemed to have transferred to Buyer the following Retained Liabilities of
Seller:

(a) TAXES ARISING FROM TRANSACTION. Any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

(b) INCOME TAXES. Any Liability of Seller for income taxes or profit taxes (and any penalties or interest due on account thereof).

(c) INSURED CLAIMS. Any Liability of Seller insured against, to the extent such Liability is or will be paid by an insurer.

(d) PRODUCT LIABILITY. Any Liability of Seller arising out of or in any way relating to or resulting from any product sold prior to the Closing Date (including any Liability of Seller for claims made for damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise) other than Liabilities assumed by the Buyer pursuant to Section 2.1(a) and 2.1(d).

(e) LITIGATION MATTERS. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") relating solely to the period prior to the Closing Date, whether or not described in Schedule 4.8.

(f) INFRINGEMENTS. Any Liability to a third party for infringement of such third party's Trade Rights.

(g) TRANSACTION EXPENSES. All Liabilities incurred by Seller in connection with this Agreement and the transactions contemplated herein.

(h) LIABILITY FOR BREACH. Liabilities of Seller for any breach or failure to perform any of Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties and breach arising from the Buyer's performance of the undertaking to cooperate with Seller to allow the fulfillment of Seller's Liabilities under certain Contracts under Section 1.1(f) without the consent of third parties to such Contracts. (i) Liabilities to Affiliates. Liabilities of Seller to its present or former Affiliates.

(j) VIOLATION OF LAWS OR ORDERS. Liabilities of Seller for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether U.S., Israeli or other (collectively, "Government Entities") relating solely to the period prior to the Closing Date.

(k) EMPLOYEE LIABILITIES. Liabilities with respect to Seller's current or former Employees, whether hereinafter terminated or not, at any time prior, during or following the Closing Date, excluding any Liabilities arising immediately following the Closing Date with respect to Transferred Employees, as more fully set forth in Section 7.4(d) (taking into account Seller's obligation to transfer all Benefits and Liabilities concerning all Transferred Employee that have accrued through the Closing, pursuant to Section 7.4(b)).

(l) COLLECTIVE BARGAINING AGREEMENT. The rights, obligations, benefits and burden of all collective bargaining agreements in place between Seller's employees and Seller, if any, including, without limitation, the Collective Bargaining Agreement for the Metal, Electricity, Electronics and Software Sectors.

(m) CERTAIN CONTRACTS. The liabilities of Seller under and pursuant to those Contracts not referenced in Section 2.1(a).

3     PURCHASE PRICE - PAYMENT

3.1   PURCHASE PRICE.

The purchase price (the "Purchase Price") for the Purchased Assets shall be:

(a) MINIMUM PAYMENT. A minimum payment of seventeen million U.S. dollars ($17,000,000.00) plus value added tax ("VAT"), to the extent applicable (the "Minimum Payment"); plus

(b) ADDITIONAL CONTINGENT PAYMENTS. Additional contingent payments (the "Additional CONTINGENT Payments") totaling a maximum of eight million U.S. dollars ($8,000,000.00) plus VAT, to the extent applicable, payable in performance installments calculated as a percentage of Performance Revenue recognized during the respective installment periods identified in the table below (the "Installment Periods"). "Performance Revenue" shall mean [*] percent ([*]%) of Buyer's Net Revenue from Buyer's audio copy protection and audio digital rights management business (the "Audio Business") included in Buyer's published financial statements reported in accordance with U.S. GAAP from the period beginning on the Closing Date and ending the earlier of (1) the date of cumulative payment of eight million U.S. dollars ($8,000,000.00) plus VAT, to the extent applicable, in Additional Contingent Payments or (2) [*] (the "Performance Period"). Buyer shall have no further obligation to make Additional Contingent Payments with respect to all or any portion of the Performance Revenue that has not been earned during the Performance Period. The Additional Contingent Payments shall be calculated as follows:

      ------------------------------- ----------------------------------
            Installment Periods           % of Performance Revenue
      ------------------------------- ----------------------------------
         Closing Date through [*]                   [*]%
      ------------------------------- ----------------------------------
              [*] through [*]                       [*]%
      ------------------------------- ----------------------------------
              [*] through [*]                       [*]%
      ------------------------------- ----------------------------------
              [*] through [*]                       [*]%
      ------------------------------- ----------------------------------
              [*] through [*]                       [*]%
      ------------------------------- ----------------------------------

For the purpose of assisting Seller with determining net revenue from the Audio Business, Buyer, during the Performance Period, will not bundle, solely in its internal management accounting records, the revenues obtained from the Audio Business with any other revenues earned by Buyer. In addition, for purposes hereof, any change in Buyer accounting methods, practices or reporting shall not apply.

Notwithstanding anything to the contrary herein, Buyer may, at its sole discretion, substitute other products for Seller's products subsequent to the Closing Date, without any effect on Buyer's obligation to make the Additional Contingent Payments set forth above.

3.2   PAYMENT OF PURCHASE PRICE.

The Purchase Price shall be paid by Buyer as follows:

(a) Cash to Escrow Agent. At the Closing, Buyer shall deliver to Wells Fargo Bank, National Association, a national banking association, having a place of business at 555 Montgomery Street, 10th Floor, San Francisco, California 94111, telephone number (415) 396-0135, facsimile number (415) 395-9064 (the "Escrow Agent"), under the terms of the attached escrow agreement set out in Exhibit A, to be entered into by and among the

     Escrow Agent, Buyer and Seller on the Closing Date (the "Escrow Agreement"), the sum of [*] U.S. dollars ($[*]) out of the Minimum Payment (the "Initial Escrow Amount"), which Initial Escrow Amount, together with the Additional Escrow Amount (defined below), shall be available to secure the indemnification obligations of Seller as provided in Section 10. In addition, at the time of each Additional Contingent Payment, Buyer shall withhold from such payment to Seller and deliver to the Escrow Agent, to be held in accordance with the terms of the Escrow Agreement, an amount equal to [*] percent ([*]%) of the Additional Contingent Payments due in respect of the [*] through [*] Installment Periods, and [*] percent ([*]%) of the Additional Contingent Payments due in respect of the [*] through [*] Installment Periods (collectively, the "Additional Escrow Amount" and, together with the Initial Escrow Amount, the "Escrow Account")), which shall be available to secure the indemnification obligations of the Seller as provided in Section 10. The Escrow Account shall be the sole and exclusive remedy of Buyer with respect to any claims it may have against Seller under or in connection with this Agreement, other than in the case of fraud, and shall be held by the Escrow Agent until the termination of the Applicable Escrow Period (as such term is defined in the Escrow Agreement).

(b) CASH TO SELLER AT CLOSING. At Closing, Buyer shall deliver to Seller the Minimum Payment in immediately available funds, less the Initial Escrow Amount delivered to the Escrow Agent under the terms of the Escrow Agreement, to a bank account of Seller as shall be designated by Seller in writing at least seven (7) days prior to Closing.

(c) ADDITIONAL CONTINGENT PAYMENTS. Additional Contingent Payments shall be due sixty (60) days after the last day of each respective Installment Period based on the amount of revenue billed during such Installment Period from the Audio Business; provided that (i) the Additional Contingent Payments due in respect of each Installment Period shall be adjusted in the following Installment Periods for amounts paid to Seller with respect to preceding Installment Periods that have not been collected, and (ii) the Additional Contingent Payment due with respect to the last Installment Period shall be paid based on amounts actually collected and any such amounts not collected within 60 days following the last installment period shall be paid within 10 days of collection thereof (whenever collected). No further Additional Contingent Payments will be due thereafter.

(d) Allocation of Purchase Price. The aggregate consideration shall be allocated among the tangible and intangible Purchased Assets sold hereunder, as shall be determined by Buyer (with the consent of Seller, which shall not be unreasonably withheld), and set forth in Schedule 3.2(d) hereto at Closing or promptly after the Closing.

3.3  SALE OF THE AUDIO BUSINESS.

In the event Buyer sells the Audio Business prior to [*] to a third party which is not an Affiliate of Buyer, then Buyer, at its option, either:

(a)  will pay the Seller an amount (the "Final Payment") equal to the lesser of:
     (1) twenty-five million U.S. dollars ($25,000,000.00) and (2) a cash or cash equivalent (on the basis of the fair market value of non-cash consideration received) amount equal to [*]% of the total consideration received for the sale of the Audio Business, minus

     (i) the total of the Minimum Payment and the cumulative Additional Contingent Payments paid as of the date of the same, minus

     (ii) [*] percent ([*]%) of any escrow amount retained by the buyer of such Audio Business (the "New Escrow"), reduced by the total amounts held in the Escrow Account that have not been released to Seller as of such date (the "Seller Portion of New Escrow); provided, however, that such Seller Portion of New Escrow shall be paid to the Seller as and when (if at all) such New Escrow is released from escrow to Buyer;

     provided, however, that, in any event, such Final Payment shall not exceed the sum equal to $8,000,000 less the cumulative Additional Contingent Payments paid to Seller as of the date of the sale; or

(b) will require such third party, as a condition of such sale, to assume the obligations to make payments of the Additional Contingent Payments required above (subject to their terms).

     All the above amounts shall be supplemented by VAT, to the extent applicable.

     By way of example, if as of the date of sale, Buyer paid a total of $[*] million from the Minimum Payment and any Additional Contingent Payments paid by Buyer, and Buyer sold the Audio Business for $[*] million subject to a $[*] million New Escrow Account with a $[*] balance on the original Escrow Account, Seller would receive a partial Final Payment of $[*] on the date of sale and additional Final Payments totaling $[*] upon the release of the New Escrow, when and if released, in accordance with the pro rata share of the aggregate amount released from the New Escrow (and, for the avoidance of doubt, the $[*] remaining in the Escrow Account and already paid by Buyer as part of the Minimum Payment and Additional Contingent Payments, when and if released under the terms of the Escrow Agreement. If the sales price after the deduction of the New Escrow Account was greater than $[*] million, Seller would receive a Final Payment of $[*] million less the unreleased portion of the Escrow Account. If the sales price in this example was equal to or less than $[*] million before the deduction of the New Escrow Account, Seller would not receive a Final Payment and the Buyer will continue to hold the unreleased portion of the Escrow Account.

4    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and as of the Closing Date, and shall survive the Closing of the transactions provided for herein. The representations of Seller set forth below are subject only to the exceptions set forth in Sellers' Disclosure Schedule and should be read in conjunction therewith.

4.1  Corporate.

(a) ORGANIZATION. Seller is a corporation duly organized and validly existing under the laws of the state of Israel.

(b) CORPORATE POWER. Seller has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby. SCHEDULE 4.1(b) accurately sets forth (i) the names of the members of Seller's board of directors, (ii) the names of the members of each committee of Seller's board of directors, and (iii) the names and titles of Seller's officers.

(c) QUALIFICATION. Seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The jurisdictions in which Seller is licensed or qualified to do business are listed in SCHEDULE 4.1(c). Seller has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or the like, other than its own name.

(d) NO SUBSIDIARIES. Except as set forth in SCHEDULE 4.1(d), Seller does not now nor has it ever owned any interest, beneficially or otherwise, in any corporation, partnership or other entity. Seller has not agreed and is not obligated to make any future investment in or capital contribution to any such entities.

4.2  AUTHORITY.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and the requisite vote of the shareholders of Seller. No other or further corporate act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms.

4.3  NO VIOLATION.

Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate or conflict with any applicable Law or Order, (b) except as set forth in Schedule 4.3(b), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entities (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents described in Schedule 4.3(c), will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in or give rise to the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.10(a)) upon any of the Purchased Assets under, any term or provision of the Memorandum of Association or Articles of Association of Seller or of any contract, indenture, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected.

4.4  FINANCIAL STATEMENTS.

Included as SCHEDULE 4.4 are true and complete copies of all audited and unaudited financial statements for the last three fiscal years (including, without limitation, the unaudited financial statement for the period ended September 30, 2002) and interim reports as of the most recent quarter for which such reports are available (including the notes and schedules contained therein or annexed thereto) (the "Financial Statements"). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate in accordance with U.S. GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Seller, and fairly present, in accordance with U.S. GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Seller as of the dates and for the years and periods indicated.

4.5  TAX MATTERS.

(a) Seller and any consolidated, combined, unitary or aggregate group for Tax purposes of which Seller is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Financial Statements reflect any unpaid Taxes of Seller for periods (or portions of periods) through September 30, 2002 (the "Recent Balance Sheet"). Seller has no liability for unpaid Taxes accruing after the Recent Balance Sheet except for Taxes incurred in the ordinary course of business subsequent to the Recent Balance Sheet. There is (i) no claim for Taxes that is a Lien against the property of Seller or is being asserted against Seller and (ii) no audit of any Tax Return of Seller is being conducted by a Tax Authority. Seller is not a party to any Tax sharing or Tax allocation agreement nor does Seller have any liability or potential liability to another party under any such agreement. Seller has not filed any disclosures to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Seller has never been a member of a consolidated, combined, unitary or aggregate group of which Seller was not the ultimate parent corporation. Seller has in its possession receipts for any Taxes paid to foreign tax authorities or governmental authorities.

(b) Seller has withheld all amounts required to be withheld by Law, including in connection to its Employees. Seller has timely paid to the appropriate tax authorities or governmental entity all amounts so withheld or otherwise due, including in connection with the employment by Seller of its Employees, and has timely filed all requisite Tax Returns with the tax authorities or Governmental Entities with respect to said Taxes. Seller is not a party to any Tax proceedings with respect to the withholding of Taxes from its Employees and/or payment to the tax authorities or Governmental Entities of withholding Taxes or other amounts due with respect to their employment with Seller. To the best Knowledge of Seller, no investigation is being conducted against Seller by any tax authority or Governmental Entities with respect to any of the above withholding, payment, filing or any other obligations in connection with the above. Seller shall not recover or attempt to recover from any of its Employees any Taxes asserted against Seller and/or collected from it whether prior, upon or after the Closing. For the purpose of this Section 4.5(b), (i) "Tax" shall include, without limitation, income Taxes, levies, social security dues, compulsory loans and any other compulsory payments with respect to the employment of the Employees of Seller under the laws of Israel, and the term "tax authority" shall be construed accordingly, and (ii) Seller shall also include, where applicable, the trustee under Seller's stock option plan, if any.

(c) Seller has had an opportunity to review with its own tax advisors the tax consequences to it of the transactions contemplated hereunder and the other transactions contemplated by this Agreement. Seller understands that it must rely solely on its advisors and not on any statements or representations by Buyer or any of its attorneys, investment advisors, accountants or other agents with respect to tax matters.

(d) "Tax", "Taxes" or "Taxable" means (i) any and all net income, alternative or add-on minimum tax, gross income or adjusted gross income, gross receipts, sales, use, real or VAT, ad valorem, transfer, franchise, profits, or excess profits tax, license, withholding or back up withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, production, environmental or windfall profit tax, custom duty, social security tax (national insurance), health insurance tax, severance, prohibited transaction, intangibles or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity or responsible for the imposition of any such tax (domestic or foreign), (ii) any and all liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any and all liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. "Tax Returns" means all returns, declarations, reports, estimates, forms, information returns and statements or other information (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to any Tax.

4.6  ABSENCE OF CERTAIN CHANGES.

Since the Recent Balance Sheet there has not been:

(a) NO ADVERSE CHANGE. Any material adverse change in the financial condition, assets, Liabilities, business or operations of Seller;

(b) NO DAMAGE. Any loss, damage or destruction in excess of ten thousand dollars ($10,000.00), whether covered by insurance or not, pertaining to Seller's business or properties;

(c) NO INCREASE IN COMPENSATION. Except as set forth in Schedule 4.6(c), any increase in the compensation, salaries or wages payable or to become payable to any Employee or agent of Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit declared, obligated, granted, made or accrued;

(d) NO LABOR DISPUTES. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Seller;

(e) NO COMMITMENTS. Except as set forth in Schedule 4.6(e), any commitment or transaction by Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

(f) NO DIVIDENDS. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Seller's capital stock; any redemption, purchase or other acquisition by Seller of any capital stock of Seller, or any security relating thereto; or any other payment to any shareholder of Seller as such a shareholder;

(g) NO DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of Seller, except in the ordinary course of business;

(h) NO INDEBTEDNESS. Except as set forth in Schedule 4.6(h), any indebtedness for borrowed money incurred, assumed or guaranteed by Seller;

(i)  NO LIENS. Any Lien made on any of the properties or assets of Seller;

(j) NO AMENDMENT OF CONTRACTS. Except as set forth in Schedule 4.6(j), any entering into, amendment or termination by Seller of any contract, or any waiver or release of material rights or claims thereunder including any write-off or other compromise of any account receivable of Seller, related to the Purchased Assets, other than in the ordinary course of business;

(k) LOANS AND ADVANCES. Except as set forth in Schedule 4.6(k), any loan or advance (other than advances to Employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officers, directors or Employees of Seller, or any shareholders or Affiliates;

(l) CREDIT. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller's policies or practices with respect to the granting of credit;

(m) ACCOUNTING METHODS. Any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller;

(n) NO UNUSUAL EVENTS. Except as set forth in SCHEDULE 4.6(n), any other event or condition not in the ordinary course of business of Seller; or

(o) MISCELLANEOUS. Any agreement (whether written or oral) to do any of the things described in the preceding clauses.

4.7  ABSENCE OF UNDISCLOSED LIABILITIES.

Except as set forth in SCHEDULE 4.7, Seller does not have any Liabilities other than in connection with the consummation of the transactions contemplated by this Agreement and commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, assets, financial condition or results of operations of Seller. Except as and to the extent described in the Recent Balance Sheet or in SCHEDULE 4.7, Seller has no Knowledge of any basis for the assertion against Seller of any Liability and Seller has no Knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Seller's business and consistent with past practice. For the purposes of this Agreement, the term "Knowledge" means (i) the actual knowledge of the party's President, CEO, VPs, Executive VPs or Directors (collectively the "Executive Team") and (ii) the constructive knowledge that a member of the Executive Team could reasonably be expected to become aware of in the ordinary course of business regarding the accuracy of any representation or warranty contained in this Agreement.

4.8  NO LITIGATION.

Except as set forth in SCHEDULE 4.8, there is no Litigation pending or threatened against Seller, its directors (in such capacity), its business or any of its assets. Seller does not have any Knowledge of any basis for any Litigation. SCHEDULE 4.8 also identifies all Litigation to which Seller or any of its directors (in their capacity as such) have been parties during the last five years. Except as set forth in SCHEDULE 4.8, neither Seller nor its business or assets is subject to any Order.

4.9  COMPLIANCE WITH LAWS AND ORDERS.

(a) COMPLIANCE. Except as set forth in SCHEDULE 4.9(a), seller (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising, encryption regulations and environmental laws. Seller has not received notice of any violation or alleged violation of any Laws or Orders. All reports and returns required to be filed by Seller with any Government Entities have been filed in a timely manner, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing, the operation of Seller's business as it is now conducted does not, nor does any condition existing at any of the Leased Real Property, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

(b) LICENSES AND PERMITS. Seller has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business as presently conducted and operation of the Leased Real Property. All such licenses, permits, approvals, authorizations and consents are described in
      SCHEDULE 4.9(b), are in full force and effect and are assignable to Buyer in accordance with their respective terms. Except as set forth in SCHEDULE 4.9(b), Seller (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

(c) INVESTMENT CENTER. Correct copies of all applications submitted by Seller to the Investment Center of the Ministry of Industry and Commerce for receipt of a status of Approved Enterprise under the Law for the Encouragement of Capital Investments, 1959, and all letters of approval, and supplements thereto, granted by the Investment Center of the Ministry of Industry and Commerce have been delivered to Buyer and are listed in
      SCHEDULE 4.9(c). Seller is in compliance with all such letters of approval, supplements thereto and with the Law for the Encouragement of Capital Investments, 1959 and the regulations promulgated thereunder.

(d) FOREIGN CORRUPT PRACTICES ACT. Neither Seller nor, to Seller's best Knowledge, any agent, Employee or other entity associated with or acting on behalf of Seller, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any government official or Employee or to any political party or campaign from corporate funds, violated any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

4.10  TITLE TO AND CONDITION OF PROPERTIES.

(a) MARKETABLE TITLE. Except as set forth in SCHEDULE 10.4(a), Seller has good, valid and marketable title to or, in the case of leased properties and assets, good, valid and marketable leasehold interests in, all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, pledges, licenses, equities, options, conditional sales contracts, levies, charges or encumbrances of any nature whatsoever (collectively, "Liens"). Except as set forth in SCHEDULE 10.4(a), none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby, including with regard to all relevant laws pertaining to the export of encryption technology. Except as set forth in SCHEDULE 10.4(a), at Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever.

(b) CONDITION. Excect as set forth in SCHEDULE 10.4(b), all tangible assets constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Seller as conducted during the preceding 12 months.

(c) NO CONDEMNATION OR EXPROPRIATION. Except as set forth in SCHEDULE 10.4(c), neither the whole nor any portion of the property or any other assets of Seller is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entities with or without payment of compensation therefor, nor to the best of Seller's Knowledge has any such condemnation, expropriation or taking been proposed.

4.11  INSURANCE.

(a) INSURANCE POLICIES. Set forth in SCHEDULE 4.11(a) is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Seller, true and correct copies of which have heretofore been delivered to Buyer.
      SCHEDULE 4.11(a) includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no Knowledge of any act or omission of Seller that could result in cancellation of any such policy prior to its scheduled expiration date. Seller has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Seller does not know of any basis for denial of any claim under any such policy. Seller has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Seller with all requirements of law and with the requirements of all material contracts to which Seller is a party.

(b) INSURANCE CLAIMS. Set forth in SCHEDULE 4.11(b) is a true and correct copy of an extract from Seller's insurers setting forth all claims directed or handled by the insurers of Seller in the last 3 years.

4.12  CONTRACTS AND COMMITMENTS.

(a) REAL PROPERTY LEASES. Except as set forth in SCHEDULE 4.12(a), Seller has no leases of real property.

(b) PERSONAL PROPERTY LEASES. Except as set forth in SCHEDULE 4.12(d), Seller has no leases of personal property.

(c) PURCHASE COMMITMENTS. Seller has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three months normal usage, or which are at an excessive price.

(d) SALES COMMITMENTS. Seller has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price that would result in a loss to Seller.

(e) CONTRACTS FOR SERVICES. Except as set forth in SCHEDULE 4.12(e), Seller has no agreement, understanding, contract or commitment (written or oral) with any officer, shareholder, Employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

(f) POWERS OF ATTORNEY. Except as set forth in SCHEDULE 4.12(f), Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

(g) COLLECTIVE BARGAINING AGREEMENTS. Except as set forth in Schedule 4.12(g), Seller is not a party to, or bound by, any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups or any applicable Order in connection therewith.

(h) LOAN AGREEMENTS. Except as set forth in SCHEDULE 4.12(h), Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

(i) GUARANTEES. Except as set forth in SCHEDULE 4.12(i), Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

(j) CONTRACTS SUBJECT TO RENEGOTIATION. Seller is not a party to any contract with any governmental body that is subject to renegotiation.

(k) BURDENSOME OR RESTRICTIVE AGREEMENTS. Except as set forth in SCHEDULE 4.12(k), Seller is not a party to nor is it bound by any agreement requiring Seller to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

(l) OTHER MATERIAL CONTRACTS. Seller has no lease, license, contract or commitment of any nature that is individually material to the operations of Seller, except as explicitly described in Schedule 4.12(l) or in any other Schedule.

(m) NO DEFAULT. Except as set forth in SCHEDULE 4.12(m), each lease, contract or commitment of Seller is in full force and effect and Seller is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Seller. Except as set forth in SCHEDULE 4.12(m), no third party is, to the Seller's Knowledge, in default under any lease, contract or commitment to which Seller is a party, nor does the Seller have any Knowledge of an event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

(n) MOST FAVORED NATIONS. Seller has not engaged in any act which would have the effect, before or after Closing, of triggering any "most favored nations" or similar preferential treatment clause in any material contract to which Seller is or has been a party.

4.13  LABOR MATTERS.

Except as set forth in SCHEDULE 4.13, Seller is in compliance in all material respects with all applicable (including, without limitation, the Severance Compensation Act - 1963, the Equal Opportunities in Labor Act - 1988, the Employment of Employees by Manpower Contractors Act - 1996, the Protection of Salary Act - 1958 and the Minimum Salary Act - 1987) laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax authorities of all sums required to be withheld from the Employees (as defined below), and Seller has paid in full to the Employees all wages, salaries, commissions, bonuses, Benefits (as defined below) and other compensation due and payable to such Employees as of the Closing Date, including, without limitation, in connection with the termination by Seller of the employment of the Employees

(who will not be Transferred Employees). All the Benefits to which any Employee or former Employee is or may be entitled including, INTER ALIA, severance pay, accrued and unpaid vacation days, convalescent pay, leave and health, have been paid or reserved for in the Financial Statements in accordance with U.S. GAAP. All contributions to benefit plans (including employer contributions and employee salary reduction contributions), including insurance and education funds, that are due as of the Closing Date have been paid to each Employee's benefit plan.

No work stoppage or labor strike against Seller is pending or threatened. Seller is not involved in or, to its Knowledge, threatened with, any labor dispute, grievance, or litigation relating to labor or safety matters involving any of the Employees. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract or Order (including, without limitation, any Order issued by the Histadrut (General Federation of Labor in Israel) or the Industrialists Association in Israel) with respect to any of the Employees and no such collective bargaining agreement is being negotiated by Seller.

4.14  EMPLOYEE BENEFIT AND STOCK OPTION PLANS.

(a) EMPLOYEE EQUITY AND OPTIONS. Set forth in SCHEDULE 4.14(a) is a complete and accurate list of all currently outstanding equity of Seller or any Affiliate thereof issued to, and options to acquire any such equity currently held by, officers, directors, Employees or consultants of Seller or its Affiliates, indicating the number of shares covered, the name and title (or relationship) of the holder, the vesting schedule of each such option and all such shares and exercise prices therefor. Except as set forth therein, Seller does not operate any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of its officers, directors, Employees or consultants.

(b) EMPLOYEE BENEFIT PLANS. Except as contemplated hereby, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employees or directors of Seller (whether or not under any benefit plan), or increase the Benefits payable under any benefit plan, or result in any acceleration of the time of payment or vesting of any such Benefits, except as provided therein.

4.15  EMPLOYMENT COMPENSATION.

SCHEDULE 4.15 contains a true and correct list of all employees and consultants to whom Seller is paying compensation and/or salary ("Employees"), including description of their compensation and/or salary and other basic terms of employment or consultancy, bonuses and incentives for services rendered or otherwise; and in the case of salaried Employees such list identifies the current annual rate of compensation for each Employee and in the case of hourly or commission Employees identifies certain reasonable ranges of rates and the number of Employees falling within each such range. SCHEDULE 4.15 contains a true and correct list of all employees and consultants of the Seller. SCHEDULE
4.15 also identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Seller has provided Buyer with either a copy of the agreements between Seller and each Employee or a full and accurate description of the terms of employment or retention of each Employee, and all benefits, including, without limitation, salaries, directors' fees, social benefits, bonuses, commissions, profit shares, automobile, reimbursement of expenses and benefits in kind ("Benefits") payable or which Seller is bound to provide (whether now or in the future) to each Employee. The Seller has not adopted any policy or custom with respect to any Benefit that would materially change the terms of such Benefit to which an Employee is entitled, under an employment agreement or applicable law, excluding only the policy and custom to pay employee severance pay upon termination even when such termination is due to such employee's voluntary termination.

4.16  TRADE RIGHTS.

(a) TRADE RIGHTS LIST. SCHEDULE 4.16(a) lists all Trade Rights of the type described in clauses (i), (ii), (iii) and (iv) of Section 1.1(e) in which Seller now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in SCHEDULE 4.16(a) have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. All such registrations, filings and issuances remain in full force and effect, all fees and other charges with respect thereto are current, and there are no fees or charges due or that would become due or payable with respect thereto within the ninety (90) days following the Closing Date.

(b) CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENTS. None of the former or present Employees, consultants, officers or directors of Seller or any distributor, reseller or customer of Seller, owns, directly or indirectly, or has any other right or interest in, or claim to, in whole or in part, any of the Trade Rights. Each current and former Employee, consultant or contractor of Seller, who invented, participated in the invention or reduction to practice of, or was granted access to, any of the Trade Rights, executed (i) in the case of Employees, a proprietary information and confidentiality agreement substantially in the form of SCHEDULE 4.16(b)(i) and (ii) in the case of consultants and contractors, a non-disclosure agreement substantially in the form of SCHEDULE 4.16(b)
      (ii). All technical information which is proprietary to Seller has been kept confidential by Seller, with the exception of technical information that has been disclosed in the ordinary course of business under non-disclosure or similar agreements and information that has been submitted in the course of filing patent applications.

(c) INTEREST IN TRADE RIGHTS. In order to conduct the business of Seller, as such is currently being conducted, except as set forth in SCHEDULE 4.16(c), Seller does not require any Trade Rights that it does not already have.

(d) NO INFRINGEMENT. Except as set forth in Schedule 4.16(d), Seller is not infringing and has not infringed any Trade Rights of another in the operation of the business of Seller, including, without limitation, the Trade Rights of Philips, Sony, Thompson multimedia or

      TTR Technologies; nor, to Seller's Knowledge, is any other person infringing the Trade Rights of Seller.

(e) NO LICENSE OR ASSIGNMENT; NO THIRD PARTY COMPENSATION; NO ROYALTIES. Except as set forth in SCHEDULE 4.16(e), Seller has not granted any license or made any assignment of any Trade Right listed on SCHEDULE 4.16(a), and no other person has any right to use any Trade Right owned or held by Seller. Seller is not obligated, under contract or by law, to pay any compensation to any third party in respect of the use, transfer or sale of any portion of the Trade Rights. Seller does not pay any royalties or other consideration for the right to use any Trade Rights of others.

(f) NO LITIGATION. There is no Litigation pending or, to Seller's Knowledge, threatened to challenge Seller's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Seller.

(g) GOVERNMENTAL ENTITY GRANT. Except as set forth in SCHEDULE 4.16(g), at no time during the conception of or reduction of any of the Trade Rights to practice was any developer, inventor or other contributor to the Trade rights operating under any grants from any Governmental Entity, performing research sponsored by any Governmental Entity or private source or other obligation with any third party that in each case could adversely affect Seller's rights in the Trade Rights. Seller has not requested from, made any application to, nor received any benefits from, the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade for receipt of research and development funding in accordance with the Law for the Encouragement of Industrial Research and Development, 1984.

4.17  MAJOR CUSTOMERS AND SUPPLIERS.

(a) MAJOR CUSTOMERS. SCHEDULE 4.17(a) contains a list of all customers, including distributors, of Seller for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Seller has no Knowledge nor information of any facts indicating, nor any other reason to believe, that any of the customers listed on SCHEDULE 4.17(a) would not have continued to be customers of the business of Seller after the Closing at substantially the same level of purchases as heretofore had Buyer taken assignment of all of Seller's agreements with such customers in accordance with their respective terms.

(b) DEALERS AND DISTRIBUTORS. SCHEDULE 4.17(b) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Seller. Seller has furnished to Buyer representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and all substantial modifications or exceptions thereto.

4.18  PRODUCT WARRANTY AND PRODUCT LIABILITY.

SCHEDULE 4.18(a) contains a true, correct and complete copy of Seller's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. SCHEDULE 4.18(b) contains a description of all product liability claims and similar Litigation relating to Products that are presently pending or that to Seller's Knowledge are threatened, or which have been asserted or commenced against Seller within the last five (5) years (whether or not covered by insurance). Except as set forth in SCHEDULE 4.18(c), there are no defects in the Products, to Seller's Knowledge, that would adversely affect performance or create an unusual risk of injury to property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Seller's Knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this
Section 4.18, the term "Products" means any and all products currently or at any time previously distributed or sold by Seller, or by any predecessor of Seller under any brand name or mark under which products are or have been distributed or sold by Seller.

4.19  AFFILIATES' RELATIONSHIPS TO SELLER.

(a) CONTRACTS WITH AFFILIATES. All leases, contracts, agreements or other arrangements between Seller and any Affiliate are described on Schedule 4.19(a).

(b)   NO ADVERSE INTERESTS. No Affiliate has any direct or indirect interest in
      (i) any entity that does business with Seller or is competitive with Seller's business, or (ii) any property, asset or right that is used by Seller in the conduct of its business.

(c) OBLIGATIONS. All obligations of any Affiliate to Seller, and all obligations of Seller to any Affiliate, are listed on Schedule 4.19(c).

4.20  SHAREHOLDER LIST.

All shareholders and warrant or option holders of Seller's share capital are listed on SCHEDULE 4.20 hereto, together with the number of shares, options or warrants held by each. Other than creditors, no person, other than those listed on SCHEDULE 4.20, is entitled to participate in any distribution of assets by Seller in the event of the liquidation or dissolution of Seller. Except as set forth in SCHEDULE 4.20, each person so listed is a competent adult and is the record and the beneficial owner of all shares so listed in his or her name, with the sole right to vote, dispose of, and receive dividends or distributions with respect to such shares.

4.21  ASSETS NECESSARY TO BUSINESS.

The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, as currently used or held for use in, the business of Seller as presently conducted.

4.22  NO BROKERS OR FINDERS.

Except as set forth in SCHEDULE 4.22, neither Seller nor any of its directors, officers, shareholders, Employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof. Without limiting the generality of the foregoing, Seller acknowledges that Buyer shall not be responsible for any brokerage fees, if any, payable by Seller to SG Cowen in connection with the transaction contemplated herein.

4.23  DISCLOSURE.

No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Seller pursuant to this Agreement shall be deemed representations and warranties by Seller.

5     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and as of the Closing Date, and shall survive the Closing of the transactions provided for herein.

5.1   CORPORATE.

(a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of England and Wales.

(b) CORPORATE POWER. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

5.2   AUTHORITY.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

5.3   NO BROKERS OR FINDERS.

Neither Buyer nor any of its directors, officers, shareholders, Employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof.

5.4   LITIGATION.

To Buyer's Knowledge, no person has threatened to commence any Litigation: (i) that involves Buyer or the Buyer's Audio Business as conducted immediately prior to the Closing Date; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To Buyer's Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such legal proceeding.

5.5   DISCLOSURE.

No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

6     OTHER MATTERS

6.1   ESCROW AGREEMENT.

At the Closing, Seller and Buyer shall execute and deliver an Escrow Agreement in the form of Exhibit A hereto.

6.2   CONFIDENTIAL INFORMATION.

Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media (collectively "Records") containing, any Confidential Information concerning the Seller's Business, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to Buyer hereunder. For purposes hereof, "Confidential Information" shall mean and include, without limitation, all Trade Rights in which Seller has an interest, all customer and vendor lists and related information, all information concerning Seller's processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, Employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Seller. The foregoing provisions shall not apply to any information which is an Excluded Asset as defined in Section 1.2, or which relates solely to one or more Excluded Assets. If at any time after Closing Seller should discover that it is in possession of any Records containing the Confidential Information of Buyer, then Seller shall immediately turn such Records over to Buyer, which shall upon request make available to Seller any information contained therein which is not Confidential Information. Seller agrees that it will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery. Seller hereby consents to Buyer's consultation with legal, accounting and other professional advisors to Seller concerning advice rendered to Seller prior to the Closing regarding Seller's Business, the Purchased Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

6.3   USE OF SELLER'S NAME.

Following the Closing, neither Seller nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Midbar," "Midbar Tech Ltd.," "Midbar Tech (1998) Ltd." or any other name confusingly similar thereto, except as may be necessary for Seller to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

6.4   SALES TAX MATTERS.

Seller shall pay and be responsible for all capital gains and other Taxes applicable under any applicable law in connection with this Agreement and the transactions contemplated hereby. In addition and without deviating from the above, Buyer will withhold and deduct from the Purchase Price all applicable Israeli deductions and withholding Taxes, provided that Buyer will reduce such deduction or withholding to the extent provided by applicable law in the event Seller provides to Buyer certificates or other documentation, in form and substance reasonably satisfactory to Buyer, evidencing any valid exemption from such deduction or withholding.

6.5   NON-COMPETITION.

As a condition to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transaction contemplated hereby, and in order to preserve the goodwill associated with Seller's Business being acquired pursuant to this Agreement, Seller shall sign a non-competition agreement substantially in the form of Exhibit B (the "Seller Non-Competition Agreement").

6.6   COVENANTS OF BUYER.

(a) REPORTS. The Buyer shall furnish to the Seller, within sixty (60) days of the termination of each Installment Period, a report setting forth in reasonable detail, the sales and amounts collected by Buyer during such Installment Period, which reports shall include names of customers, products purchased, amounts billed, terms of payment and amounts collected.

(b) ACCESS TO BOOKS AND RECORDS. Seller shall have the right, at its own expense, during the Performance Period and for a period of one (1) year thereafter, to have an independent public accountant located in the San Francisco Bay area examine not more than once in each Installment Period the financial books and records of account relevant to the Buyer's Audio Business, which examination shall be conducted during normal business hours and upon reasonable notice to Buyer, to determine the Buyer's compliance with its obligations hereunder. If errors in the Seller's favor are discovered as a result of such examination, Buyer shall promptly pay to Seller the amount of any such deficiency and if such error is equal to or exceeds 5%, the Buyer shall, in addition to the payment of any such deficiency, reimburse Seller for twice the expense of such examination, not including travel fees. Such reimbursement of audit expenses shall be capped in any event at Twenty Thousand U.S. Dollars ($20,000.00). For this purpose, the Buyer shall grant the Seller's representatives the right of access to all relevant business documents, have copies prepared thereof and provide all necessary information. As a condition to such examination, the independent public accountant selected by Seller shall execute a written agreement, reasonably satisfactory in form and substance to Buyer, to maintain in confidence all information obtained during the course of any such examination except for disclosure to Seller as necessary for the above purpose. The findings of such independent public accountant shall be binding on the parties hereto.

7     FURTHER COVENANTS OF SELLER

Seller covenants and agrees as follows:

7.1   ACCESS TO INFORMATION AND RECORDS.

During the period prior to the Closing:

(a) Seller shall, and shall cause its officers, Employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning Seller as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to Seller that Seller or its officers, Employees, agents, independent accountants or advisors shall have in their custody.

(b) With the prior consent of Seller in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to vendors, customers, and others having business dealings with Seller.

7.2   CONDUCT OF BUSINESS PENDING THE CLOSING.

From the date hereof until the Closing, except as otherwise approved in writing by Buyer:

(a) NO CHANGES. Seller will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

(b) MAINTAIN ORGANIZATION. Seller will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Seller and will use its best efforts to preserve the business organization of Seller intact and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Seller.

(c) NO BREACH. Seller will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Seller herein.

(d) NO MATERIAL CONTRACTS. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to Seller (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

(e) NO CORPORATE CHANGES. Seller shall not amend its Memorandum or Articles of Association or make any changes in authorized or issued capital stock.

(f) MAINTENANCE OF INSURANCE. Seller shall maintain all of the insurance in effect as of the date hereof.

(g) MAINTENANCE OF PROPERTY. Seller shall use, operate, maintain and repair all property of Seller in a normal business manner.

(h) INTERIM FINANCIALS. Seller will provide Buyer with interim monthly financial statements and other management reports as and when they are available. Seller will report regularly (but in no event less frequently than weekly) to Buyer concerning the status of the Seller's Business.

(i) NO NEGOTIATIONS. Seller will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller, Seller's assets or business or any part thereof or any equity securities of Seller (an "Acquisition Proposal"), and Seller shall immediately advise Buyer of the receipt of any Acquisition Proposal.

7.3   CHANGE OF CORPORATE NAME.

Concurrently with the Closing, Seller shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer.

7.4   EMPLOYEES.

(a) As of the Closing Date, Seller shall terminate all Employees of Seller who do not become Transferred Employees (as defined below). During the pre-Closing period, Buyer shall offer to assume the employment agreements of those Employees of Seller identified in SCHEDULE 7.4(a), effective as of the day after the Closing, and who execute the waiver and consent attached hereto as Exhibit E (the "Employee Waiver and Consent"). Such individuals who consent to Buyer's assumption of his/her employment agreement, as well as Seller's assignment of such agreement to Buyer, and execute an Employee Waiver and

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

      Consent shall be referred to herein as "Transferred Employees". SCHEDULE 7.4(a) also identifies those Employees who are considered Key Employees and whose execution of an employment agreement with Buyer and whose execution of the Employee Waiver and Consent shall be a condition precedent to the Closing obligations of Buyer.

(b) At or before Closing, Seller shall pay and release to all Employees or to Buyer for the benefit of Transferred Employees (where applicable), based on such Employees' last salary and level of seniority, any and all applicable payments or rights, including, without limitation, salaries, retention bonuses, vacation pay, managers' insurance policies, employer's social security matching funds, workers' compensation payments, education funds, pension funds, severance pay funds, and any other funds, (including with respect to stock options or similar equity rights granted to such Employee in Seller ("Employee Options")) to which any of such Employees is entitled through the Closing Date (by applicable Law or agreement), and pay to such Employee the balance of employment and severance benefits, if any, payable to him or her by applicable Law or agreement) and provide equitable compensation with respect to Employee Options.

(c) Notwithstanding any confidentiality, non-compete or intellectual property ownership obligations of any Employee to Seller, or any Affiliate thereof, all Employees shall be permitted, as of the Closing Date, to engage in the Seller's Business on behalf of Buyer and its Affiliates. At the sole discretion of Buyer, the Transferred Employees shall be deemed as intended third parties beneficiaries of this Section 7.4(c).

(d) Seller shall retain all obligations and liabilities (including, without limitation, any and all prior notice payments and other employment and severance benefits as is required by applicable Law, custom or agreement, as well as liability with respect to employee stock options) related to the employment (and termination, if applicable) of any Employee that accrued before, during or after the Closing Date; provided, however, that any liability with respect to any Transferred Employees relating to the agreements between Buyer and such Transferred Employees or to the period following the Closing Date shall be Buyer's (taking into account Seller's obligation to transfer all Benefits and Liabilities concerning all Transferred Employee that have accrued through the Closing, pursuant to
      Section 7.4(b)).

7.5   CONSENTS.

Seller will use its best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

7.6   ONGOING INSURANCE COMMITMENT.

Seller shall maintain in effect for sixty (60) days following Closing all insurance policies that were in effect as of January 1, 2002 (other than the D&O insurance); provided that the electronic equipment insurance will be maintained only until December 31, 2002. As a condition to the Closing, Buyer and Macrovision Corporation shall be listed as a named insured under all such insurance policies.

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

7.7   OTHER ACTION.

Seller shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to Seller's obligations to consummate the transactions contemplated in this Agreement.

7.8   DISCLOSURE.

Seller shall have a continuing obligation, during the period prior to the Closing, to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

7.9   USE OF PROCEEDS

(a) SATISFACTION OF INDEBTEDNESS. Seller undertakes, immediately following the Closing, to use the proceeds from the Minimum Payment to satisfy all amounts owed to creditors in full prior to making any distribution or other payment to its shareholders.

(b) BANKRUPTCY EVENT. Following the Closing, and unless Seller is solvent, Seller undertakes (i) not to initiate a Bankruptcy Event; (ii) to notify Buyer immediately upon the commencement of any Bankruptcy Event or any other event that could lead to a Bankruptcy Event; and (iii) to take promptly, at its expense, all measures as are required for preventing, discharging, terminating, removing or achieving a stay of a Bankruptcy Event. "Bankruptcy Event" shall mean any of the following events: (1) application for or consent by Seller to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues; (2) the appointment of a liquidator, receiver, trustee or administrator for Seller; (3) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding instituted by Seller (by petition, application, answer, consent or otherwise); (4) a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding instituted against Seller; or (5) a creditors' meeting called by Seller for the purpose of entering into an arrangement with them.

8     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

8.1   REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE.

Each of the representations and warranties made by Seller in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such

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

representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

8.2   COMPLIANCE WITH AGREEMENT.

Seller shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.1.

8.3   ABSENCE OF LITIGATION.

No Litigation shall have been commenced or threatened, and no investigation by any Government Entities shall have been commenced, against Buyer, Seller or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

8.4   CONSENTS AND APPROVALS.

All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing; and all notices required to have been given in connection with the transaction contemplated herein shall have been duly given.

8.5   EMPLOYMENT AGREEMENTS SIGNED.

Employment agreements in a form reasonably acceptable to Buyer shall have been entered into by all Key Employees, and such persons shall have executed the Employee Waiver and Consent.

8.6   CONTINUED EMPLOYMENT OF CERTAIN EMPLOYEES.

All Support Employees, as identified and defined in Schedule 7.4(a), shall remain in the continued employment of Seller until the Closing.

8.7   TERMINATION OF CONTRACTS.

On or prior to Closing, all of Seller's oral contracts, as well as all expired agreements that may have been extended by action of the parties, shall have been terminated in writing, a copy of which termination letters Seller shall provide to Buyer at Closing together with proof of delivery. Additionally, Seller shall have terminated its distribution agreement with Midbar BV and shall have commenced winding-up the Midbar BV entity.

8.8   JOINT DEFENSE AGREEMENT.

Seller shall have executed a Joint Defense Agreement substantially in the form set out in Exhibit D attached hereto.

8.9   CHANGED DISCLOSURE SCHEDULE.

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

In the event that there are any changes to the Disclosure Schedule made by Seller between the Effective Date and Closing Date, Buyer shall have approved any such changes prior to Closing.

9     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions, any of which may be waived, in writing, exclusively by Seller.

9.1   REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE.

Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

9.2   COMPLIANCE WITH AGREEMENT.

Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.2.

9.3   ABSENCE OF LITIGATION.

No Litigation shall have been commenced or threatened, and no investigation by any Government Entities shall have been commenced, against Buyer, Seller or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

9.4   TAX RULING.

Seller shall have obtained a pre-ruling from the Income Tax Commission in a form and substance reasonably satisfactory to it (the "Tax Ruling").

10    INDEMNIFICATION

10.1  BY SELLER.

Subject to the terms and conditions of this Article 10, Seller hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from:

(a) The inaccuracy or breach of any representation or warranty of Seller contained in this Agreement (regardless of whether such breach is deemed "material") to the extent

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

      affecting or relating to the Purchased Assets or the ability of the Buyer to consummate the transactions contemplated herein;

(b) The breach of any covenant of Seller contained in this Agreement (regardless of whether such breach is deemed "material") to the extent affecting or relating to the Purchased Assets or the ability of the Buyer to consummate the transactions contemplated herein; or

(c) Any Claim brought by or on behalf of any broker or finder retained, employed or used by Seller or any of its directors, officers, Employees, shareholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

(d) Any Claim of or against Seller, the Purchased Assets or the business of Seller with respect to Retained Liabilities;

provided, however, that notwithstanding anything set forth in this Agreement, except in the case of fraud, Buyer's remedies with respect to any such claim shall be recouped solely and exclusively from the Escrow Account in accordance with the provisions of the Escrow Agreement.

As used in this Article 10, the term "Claim" shall include (i) all Liabilities;
(ii) all losses, deficiencies, damages (including, without limitation, consequential damages), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

10.2  BY BUYER.

Subject to the terms and conditions of this Article 10, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its directors, officers, shareholders, Employees and controlling persons from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) all Claims of or against Seller with respect to Assumed Liabilities.

10.3  INDEMNIFICATION OF THIRD-PARTY CLAIMS.

The following provisions shall apply to any Claim subject to indemnification pursuant to Sections 10.1 and 10.2 that is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entities:

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

(a) NOTICE AND DEFENSE. The party to be indemnified (the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. The assumption of defense shall constitute an admission by the Indemnifying Party of its indemnification obligation hereunder with respect to such Claim, and its undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 10, except to the extent the Indemnifying Party is materially prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in all other respects give reasonable cooperation in such defense.

(b) FAILURE TO DEFEND. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment; provided the Indemnified Party promptly notifies the other party, and consults the other party in good faith with respect to any proposed compromise or settlement.

(c) INDEMNIFIED PARTY'S RIGHTS. Anything in this Article 10 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim (other than with respect to the payment of money damages or money payments), and
      (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

10.4  INDEMNIFICATION FOR REIMBURSEMENT THAT DOES NOT INVOLVE A THIRD PARTY
      CLAIM.

In the event of a Claim which does not involve a third party (a "Direct Claim"), the party requested to be indemnified shall notify the other party of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice"). If the other party notifies the party giving the Direct Claim Notice that it disputes the other party's right of indemnification with respect to the Claim set forth in a Direct Claim Notice, the parties shall use reasonable efforts to resolve such dispute and, in the event that such efforts are unsuccessful within thirty (30) days, shall resolve such dispute in accordance with the provisions of Section 13.6.

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

10.5  PROCEDURE FOR INDEMNIFICATION.

The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 10. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

10.6  NO WAIVER.

The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder.

11    CLOSING

The closing of this transaction (the "Closing") shall take place at Buyer's London, England offices located at Charlwood House, The Runway, South Ruislip, Middlesex, HA4 6SE, England, at 11:00 a.m. local time on November 15, 2002, or at such other time and place as the parties hereto may agree upon in advance in writing. Such date is referred to in this Agreement as the "Closing Date".

11.1  ITEMS TO BE DELIVERED BY SELLER.

(a) EFFECTIVE DATE. On the Effective Date, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

           (i) CERTIFIED RESOLUTIONS. Certified copies of resolutions of the Board of Directors of Seller and, to the extent required, of Seller's shareholders, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement in a form reasonably acceptable to Buyer.

           (ii) MEMORANDUM; ARTICLES OF ASSOCIATION. Copies of the Memorandum and Articles of Association of Seller certified by an officer of Seller.

           (iii) ASSIGNMENT OF AGREEMENTS. All documents necessary for the assignments of the agreements herein being assumed by Buyer, including, without

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

                    limitation, the consent of the landlord of assignment of the Leased Real Property, duly executed by Seller.

           (iv) PATENT ASSIGNMENTS. All documents necessary for the assignment of all right, title and interest in and to those patents constituting Trade Rights hereunder to the Buyer, duly executed by the Seller, in a form acceptable to the U.S. Patent and Trademark Office, and so as to clearly indicate the chain of title from the appropriate inventor to Seller

           (v) NAME CHANGE. All documents required to effect a change of the Seller's corporate name to a new name bearing no resemblance to its present name, duly executed by Seller.

           (vi) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

(b) AT CLOSING. At the Closing, Seller shall deliver to Buyer the following documents and deliverables, in each case duly executed or otherwise in proper form:

           (i) BILLS OF SALE. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement in the form attached as Exhibit F hereto, required to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

           (ii) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officer of Seller (without personal liability thereto) that each of the representations and warranties made by Seller in this Agreement is true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or disclosed in writing to Buyer), and that Seller has performed and complied with all of Seller's obligations under this Agreement which are to be

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

                    performed or complied with on or prior to the Closing
                    Date.

           (iii) ESCROW AGREEMENT. The Escrow Agreement duly executed by Seller and the Escrow Agent in the Form of Exhibit A hereto.

           (iv) OPINION OF COUNSEL. A written opinion of Naschitz, Brandes & Co., counsel to Seller, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit C hereto.

           (v) TRADE RIGHTS. All Trade Rights in Seller's possession or control that are in tangible form, including without limitation all source codes, copyrights, trademarks, assignments of domain names and other items of like nature applicable to the transaction contemplated herein.

           (vi) TERMINATION LETTERS. A copy of the termination letters with regard to the oral contracts, as well as all expired agreements that may have been extended by action of the parties, together with proof of delivery pursuant to Section 8.6 of this Agreement.

           (vii) SOURCE CODE. Back-up magnetic media containing all Source Code of the Seller shall be delivered to Goldarb, Levy, Eran & Co. Trustees Ltd., to hold on behalf of the Buyer.

           (viii) EMPLOYMENT AGREEMENTS. The employment agreements and Employee Waiver and Consent referred to in Section 7.4(a), duly executed by the Key Employees referred to in Schedule 7.4(a).

           (ix) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

11.2  ITEMS TO BE DELIVERED BY BUYER.

(a) EFFECTIVE DATE. On the Effective Date, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

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

           (i) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

           (ii) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Seller at or prior to the Effective Date pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

(b) AT CLOSING. At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

           (i) CASH PURCHASE PRICE. The Minimum Payment in immediately available funds as required by Section 3.2(b) hereof, less the Initial Escrow Amount delivered to the Escrow Agent in accordance with
                    Section 3.2(a), and documentation evidencing delivery of the Initial Escrow Amount to the Escrow Agent.

           (ii) COMPLIANCE CERTIFICATE. A certificate signed by the chief executive officer of Buyer (without personal liability thereto) that the representations and warranties made by Buyer in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or disclosed in writing to Seller), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

           (iii) ESCROW AGREEMENT. The Escrow Agreement duly executed by Buyer and Escrow Agent in the form of Exhibit A hereto.

           (iv) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this

                    Agreement and such other certificates of authority and documents as Seller may reasonably request.

12    TERMINATION

12.1  RIGHT OF TERMINATION WITHOUT BREACH.

This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(a)   By mutual written agreement of Buyer and Seller, or

(b) By either Buyer or Seller if the Closing shall not have occurred on or before December 31, 2002, provided however, the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

(c) By Buyer, if the Closing shall not have occurred on or before November 30, 2002 due to Seller's failure to obtain the Tax Ruling unless Seller has waived in writing the condition set forth in Section 9.4. For the avoidance of doubt, the Buyer shall have the right to terminate this Agreement under this subsection (c) if the Closing shall not have occurred by November 30, 2002 under circumstances in which the Seller either (i) has not received any pre-ruling from the Income Tax Commission, or (ii) has received a pre-ruling that is unacceptable to the Seller and/or its shareholders, and in either case Seller has not waived in writing the condition set forth in Section 9.4.

12.2  TERMINATION FOR BREACH.

(a) TERMINATION BY BUYER. If, prior to Closing, (i) there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, then Buyer may, by written notice to Seller reasonably specifying the nature of the breach or failure, terminate this Agreement with the effect set forth in Section 12.2(c) hereof.

(b) Termination by Seller. If, prior to Closing, (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of Seller which has not been so waived, then Seller may, by written notice to Buyer reasonably specifying the nature of the breach or failure, terminate this Agreement with the effect set forth in Section 12.2(c) hereof.

(c)   EFFECT OF TERMINATION. Termination of this Agreement pursuant to this
      Section 12.2 shall not in any way terminate, limit or restrict the rights and remedies of either party hereto against the other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of either party under

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

      common law to redress for any such breach or violation, either party whose breach or violation has occurred prior to termination shall indemnify the other party for whose benefit such representation, warranty, covenant, agreement or other provision was made from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys' fees and expenses) asserted against, resulting to, imposed upon, or incurred by the Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 13.9 of this Agreement shall survive termination.

13    MISCELLANEOUS

13.1  DISCLOSURE SCHEDULE.

Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement except to the extent specifically set forth therein. The Disclosure Schedule is qualified in its entirety by references to specific provisions of the Agreement and is not intended to constitute, and shall not be construed as constituting, any representation and/or warranty of the Seller except as and to the extent provided in the Agreement.

13.2  FURTHER ASSURANCE.

From time to time before, during and after the Closing, at a party's request and without further consideration, Seller or Buyer, as the case may be, will execute and deliver to the other party such documents, instruments and consents and take such other action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

13.3  DISCLOSURES AND ANNOUNCEMENTS.

Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, except that the other party's approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, the Nasdaq National Market or that a party may submit to its stockholders or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or the Nasdaq National Market, or otherwise required by law.

13.4  ASSIGNMENT; PARTIES IN INTEREST.

(a) ASSIGNMENT. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of the Seller, cause one or more subsidiaries of Buyer to carry out all or part of the

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

      transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Seller hereunder.

(b) PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

13.5  EQUITABLE RELIEF.

The parties agree that any breach of a party's obligation to consummate the sale of the Purchased Assets on the Closing Date, or with respect to any breach by Seller of its obligations imposed by Section 6.3 hereof, will result in irreparable injury to the other party for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to the non breaching party for such breach and regardless of any other provision contained in this Agreement, the non breaching party shall be entitled to injunctive and other equitable relief as a court may grant. This Section 13.5 shall not be construed to limit any party's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

13.6  LAW GOVERNING AGREEMENT.

This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the state of New York. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement shall be commenced and prosecuted in its entirety exclusively in the federal courts in the Southern District of New York, New York and, in the event such federal courts do not have subject matter jurisdiction, the competent state courts located in New York, New York), each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 13.8 shall be deemed properly served and accepted for all purposes.

13.7  AMENDMENT AND MODIFICATION.

Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

13.8  NOTICE.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

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

(a)   IF TO BUYER, TO:

Macrovision Corporation
2830 De La Cruz Boulevard
Santa Clara, California 95050
Attention: Chief Financial Officer
Facsimile: (408) 743-9659
Email:  LEGAL@MACROVISION.COM

(with a copy, which shall not constitute notice, to)

Goldfarb, Levy, Eran & Co.
2 Ibn Gvirol Street
Tel Aviv, Israel
Attention: Oded Eran and Michael A. Heller
Facsimile: 03-608-9908

or to such other person or address as Buyer shall furnish to Seller in writing.

(b)   IF TO SELLER, TO:

Midbar Tech (1998) Ltd.
34 Kibbutz Galuyot Street
Tel Aviv, Israel 66550
Attention: Roy Machnes_
Facsimile: 972-3-518-6677

(with a copy, which shall not constitute notice, to)

Naschitz, Brandes & Co.
5 Tuval St.
Tel Aviv, Israel 67897
Attention :  Sharon A. Amir
Facsimile: 972-3-6235005

or to such other person or address as Seller shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by certified mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt

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

issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

13.9  EXPENSES.

Regardless of whether or not the transactions contemplated hereby are consummated:

(a) EXPENSES TO BE PAID BY SELLER. Seller shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

           (i) TRANSFER TAXES. Any sales, use, excise, transfer, stamp or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

           (ii) PROFESSIONAL FEES. All fees and expenses of Seller's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(b) OTHER. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

(c) COSTS OF LITIGATION. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

13.10  SEVERABILITY.

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason or in any respect, such invalidity, illegality or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

13.11  FORCE MAJEURE.

Each party shall be excused from any breach or default with respect to this Agreement to the extent that the party was prevented from performance by reason of anything beyond the party's control and not reasonably avoidable such as a strike or other labor disturbance, act of any governmental authority or agency, fire, flood, wind storm, or any act of God, or the act or omission of any person or entity not controlled by that party ("Force Majeure"). No party shall be liable to the other party for any delay in or failure of performance under this Agreement due to a Force Majeure. Any such delay or failure shall extend the period of performance to such extent

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

as is mutually determined by the parties to be necessary to enable complete performance by a party if reasonable diligence is exercised after the causes or delay or failure have been removed.

13.12  ENTIRE AGREEMENT.

This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein, except that for so long as the transactions set forth herein are not consummated, the NDA executed by the parties on July 30, 2002 shall survive in accordance with its terms.

13.13  COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.14  HEADINGS.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

13.15  GLOSSARY OF TERMS.

The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

"Acquisition Proposal" - Section 7.2(i)
"Additional Contingent Payments" - Section 3.1(b)
"Additional Escrow Amount" - Section 3.2(a)
"Affiliate" - Section 1.2(f)
"Agreement" - Introduction.
"Assumed Liabilities" - Section 2.1
"Audio Business" - Section 3.1(b)
"Bankruptcy Event" - Section 7.8(b)
"Benefits" - Section 4.15
"Buyer" - Introduction.
"Buyer's Affiliates" - Section 10.1
"Buyer SEC Documents" - Section 5.4(a)
"Claim" - Section 10.1
"Closing" - Preamble to Article 11
"Closing Date" - Preamble to Article 11
"Confidential Information" - Section 6.3
"Contracts" - Section 1.1(f)
"Direct Claim" - Section 10.4
"Direct Claim Notice" - Section 10.4
"Effective Date" - Introduction
"Employee Options" - Section 7.4(b)

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

"Employee Waiver and Consent" - Section 7.4(a)
"Employees" - Section 4.15
"Escrow Account" - Section 3.2(a)
"Escrow Agent" - Section 3.2(a)
"Escrow Agreement" - Section 3.2(a)
"Exchange Act" - Section 5.4(a)
"Excluded Assets" - Section 1.2
"Executive Team" - Section 4.7
"Final Payment" - Section 3.3
"Financial Statements" - Section 4.4
"Force Majeure" - Section 13.11
"Government Entities" - Section 2.2(j)
"Indemnified Party" - Section 10.3(a)
"Indemnifying Party" - Section 10.3(a)
"Initial Escrow Amount" - Section 3.2(a)
"Installment Periods" - 3.1(b)
"Inventory" - Section 1.1(c)
"Key Employees" - Schedule 7.4(a)
"Knowledge" - Section 4.7
"Laws" - Section 2.2(j)
"Leased Real Property" - Section 1.1(a)
"Liability" - Section 2.1
"Liens" - Section 4.10(a)
"Litigation" - Section 2.2(e)
"Minimum Payment" - Section 3.1(a)
"Net Revenue" - Section 3.1(b)
"Orders" - Section 2.2(j)
"Performance Period" - Section 3.1(b)
"Performance Revenue" - Section 3.1(b)
"Personal Property Leases" - Section 1.1(d)
"Products" - Section 4.18
"Purchased Assets" - Section 1.1
"Purchase Price" - Section 3.1
"Real Property Leases" - Section 1.1(a)
"Recent Balance Sheet" - Section 4.5(a)
"Records" - Section 6.3
"Retained Liabilities" - Preamble to Section 2.2
"Securities Act" - Section 5.4(a)
"Seller" - Intro.
"Seller Non-Competition Agreement" - Section 6.6
"Seller's Business" - Recitals
"Source Codes" - Section 1.1(g)
"Support Employees" - Schedule 7.4(a)
"Tax", "Taxes" and "Taxable" - Section 4.5(d)
"Tax Returns" - Section 4.5(d)

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

"Tax Ruling" - Section 9.4
"Trade Rights" - Section 1.1(e)
"Transferred Employees" - Section 7.4(a)
"U.S. GAAP" - Section 1.2(a)
"VAT" - Section 3.1(a)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]






















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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective
Date.

MACROVISION EUROPE LTD.

-----------------------------------
(Authorized Signature)

-----------------------------------
(Printed Name)

-----------------------------------
(Title)

-----------------------------------
(Date)


MIDBAR TECH (1998) LTD.


----------------------

Name:  Ran Alcalay

Title :Chief Executive Officer

Date: November    , 2002



----------------------

Name:  Roy Machnes

Title :Authorized Signatory

Date: November    , 2002



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                  [Signature Page to Asset Purchase Agreement]


















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